Exhibit 14.1

FTD GROUP, INC.

CODE OF BUSINESS CONDUCT AND ETHICS

ADOPTED FEBRUARY 7, 2005

TABLE OF CONTENTS

INTRODUCTION

Purpose
Seeking Help and Information
Reporting Violations of the Code
Policy Against Retaliation
Waivers of the Code

CONFLICTS OF INTEREST

Identifying Potential Conflicts of Interest
Disclosure of Conflicts of Interest

CORPORATE OPPORTUNITIES

CONFIDENTIAL INFORMATION

COMPETITION AND FAIR DEALING

Relationships with Customers
Relationships with Suppliers
Relationships with Competitors

PROTECTION AND USE OF COMPANY ASSETS

GIFTS AND ENTERTAINMENT

COMPANY RECORDS

ACCURACY OF FINANCIAL REPORTS AND OTHER PUBLIC COMMUNICATIONS

COMPLIANCE WITH LAWS AND REGULATIONS

POLITICAL CONTRIBUTIONS AND ACTIVITIES

COMPLIANCE WITH ANTITRUST LAWS

Actions that Violate U.S. Antitrust Laws
Meetings with Competitors
Professional Organizations and Trade Associations
Seeking Help

COMPLIANCE WITH INSIDER TRADING LAWS

PUBLIC COMMUNICATIONS AND REGULATION FD

Public Communications Generally
Compliance with Regulation FD

THE FOREIGN CORRUPT PRACTICES ACT AND OTHER LAWS GOVERNING OUR BUSINESS INTERNATIONALLY

Foreign Corrupt Practices Act
Other Laws Governing our Business

CONCLUSION

INTRODUCTION

Purpose

This Code of Business Conduct and Ethics contains general guidelines for conducting the business of the Company consistent with the highest standards of business ethics.   To the extent this Code requires a higher standard than required by commercial practice or applicable laws, rules or regulations, we adhere to these higher standards.

This Code applies to all of our directors, officers and employees.  For ease of reference, we refer to all persons covered by this Code as “Company employees” or simply “employees.”  We also refer to our principal executive officer, our principal financial officer, our principal accounting officer and our controller as our “principal financial officers.”

Seeking Help and Information

This Code is not intended to be a comprehensive rulebook and cannot address every situation that you may face.  If you feel uncomfortable about a situation or have any doubts about whether it is consistent with the Company’s ethical standards, seek help.  We encourage you to contact your supervisor for help first.  If your supervisor cannot answer your question or if you do not feel comfortable contacting your supervisor, contact the General Counsel.  The Company has also established a Telephone Hotline that is available 24 hours a day, 7 days a week at 1-866-488-9494.  You may remain anonymous and will not be required to reveal your identity in calls to the Telephone Hotline, although providing your identity may assist the Company in addressing your questions or concerns.

Reporting Violations of the Code

All employees have a duty to report any known or suspected violation of this Code, including any violation of the laws, rules, regulations or policies that apply to the Company.  If you know of or suspect a violation of this Code, immediately report the conduct to your supervisor.  Your supervisor will contact the General Counsel, which will work with you and your supervisor to investigate your concern.  If you do not feel comfortable reporting the conduct to your supervisor or you do not get a satisfactory response, you may contact the General Counsel directly.  You may also report known or suspected violations of the Code on the Telephone Hotline that is available 24 hours a day, 7 days a week at 1-866-488-9494.  You may remain anonymous and will not be required to reveal your identity in calls to the Ethics Helpline, although providing your identity may assist the Company in investigating your concern.  All reports of known or suspected violations of the law or this Code will be handled sensitively and with discretion. Your supervisor, the General Counsel and the Company will protect your confidentiality to the extent possible, consistent with law and the Company’s need to investigate your concern.

It is Company policy that any employee who violates this Code will be subject to appropriate discipline, which may include termination of employment.  This determination will be based upon the facts and circumstances of each particular situation.  An employee accused of violating this Code will be given an opportunity to present his or her version of the events at issue prior to any determination of appropriate discipline.  Employees who violate the law or this Code may expose themselves to substantial civil damages, criminal fines and prison terms.  The Company may also face substantial fines and penalties and may incur damage to its reputation and standing in the community.  Your conduct as a representative of the Company, if it does not comply with the law or with this Code, can result in serious consequences for both you and the Company.

Policy Against Retaliation

The Company prohibits retaliation against an employee who, in good faith, seeks help or reports known or suspected violations.  Any reprisal or retaliation against an employee because the employee, in good faith, sought help or filed a report will be subject to disciplinary action, including potential termination of employment.

Waivers of the Code

Waivers of this Code for employees may be made only by an executive officer of the Company.  Any waiver of this Code for our directors, executive officers or other principal financial officers may be made only by our Board of Directors or the appropriate committee of our Board of Directors and will be disclosed to the public as required by law or the rules of the New York Stock Exchange.

CONFLICTS OF INTEREST

Identifying Potential Conflicts of Interest

A conflict of interest can occur when an employee’s private interest interferes, or reasonably appears to interfere, with the interests of the Company as a whole.  You should avoid any private interest that influences your ability to act in the interests of the Company or that makes it difficult to perform your work objectively and effectively.

Identifying potential conflicts of interest may not always be clear-cut.  The following situations are examples of conflicts of interest:

•                  Outside Employment.  No employee should be employed by, serve as a director of, or provide any services to a company that is a material customer, supplier or competitor of the Company.

•                  Improper Personal Benefits.  No employee should obtain any material (as to him or her) personal benefits or favors because of his or her position with the Company.  Please see “Gifts and Entertainment” below for additional guidelines in this area.

•                  Financial Interests.  No employee should have a significant financial interest (ownership or otherwise) in any company that is a material customer, supplier or competitor of the Company.  A “significant financial interest” means (i) ownership of greater than 1% of the equity of a material customer, supplier or competitor or (ii) an investment in a material customer, supplier or competitor that represents more than 5% of the total assets of the employee.

•                  Loans or Other Financial Transactions.  No employee should obtain loans or guarantees of personal obligations from, or enter into any other personal financial transaction with, any company that is a material customer, supplier or competitor of the Company.  This guideline does not prohibit arms-length transactions with banks, brokerage firms or other financial institutions.

•                  Service on Boards and Committees.  No employee should serve on a board of directors or trustees or on a committee of any entity (whether profit or not-for-profit) whose interests reasonably would be expected to conflict with those of the Company.

•                  Actions of Family Members.  The actions of family members outside the workplace may also give rise to the conflicts of interest described above because they may influence an employee’s objectivity in making decisions on behalf of the Company.  For purposes of this Code, “family members”

include your spouse or life-partner, brothers, sisters and parents, in-laws and children whether such relationships are by blood or adoption.

For purposes of this Code, a company is a “material” customer if it is a member or a sending florist that places more than 5,000 orders annually or that receives more than 5,000 orders annually.  A company is a “material” supplier if the company has received payments from the Company in the past year in excess of $200,000 or 5% of the supplier’s gross revenues, whichever is greater.  A company is a “material” competitor if the company competes in the Company’s line of business and has annual gross revenues from such line of business in excess of $100 million.  If you are uncertain whether a particular company is a material customer, supplier or competitor, please contact the General Counsel for assistance.

Disclosure of Conflicts of Interest

The Company requires that employees disclose any situations that reasonably would be expected to give rise to a conflict of interest.  If you suspect that you have a conflict of interest, or something that others could reasonably perceive as a conflict of interest, you must report it to your supervisor or the General Counsel.  Your supervisor and the General Counsel will work with you to determine whether you have a conflict of interest and, if so, how best to address it.  Although conflicts of interest are not automatically prohibited, they are not desirable and may only be waived as described in “Waivers of the Code” above.

CORPORATE OPPORTUNITIES

As an employee of the Company, you have an obligation to advance the Company’s interests when the opportunity to do so arises.  If you discover or are presented with a business opportunity through the use of corporate property, information or because of your position with the Company, you should first present the business opportunity to the Company before pursuing the opportunity in your individual capacity.  No employee should compete with the Company or may use corporate property, information or his or her position with the Company for personal gain.

You should disclose to your supervisor the terms and conditions of each business opportunity covered by this Code that you wish to pursue.  Your supervisor will contact the General Counsel and the appropriate management personnel to determine whether the Company wishes to pursue the business opportunity.  If the Company waives its right to pursue the business opportunity, you may pursue the business opportunity on the same terms and conditions as originally proposed and consistent with the other ethical guidelines set forth in this Code.

CONFIDENTIAL INFORMATION

Employees have access to a variety of confidential information while employed at the Company.  Confidential information includes all non-public information that might be of use to competitors, or, if disclosed, harmful to the Company or its customers.  Employees have a duty to safeguard all confidential information of the Company or third parties with which the Company conducts business, except when disclosure is authorized or legally mandated.  An employee’s obligation to protect confidential information continues after he or she leaves the Company.  Unauthorized disclosure of confidential information could cause competitive harm to the Company or its customers and could result in legal liability to you and the Company.

Any questions or concerns regarding whether disclosure of Company information is legally mandated should be promptly referred to the General Counsel.

COMPETITION AND FAIR DEALING

All employees should endeavor to deal fairly with fellow employees and with the Company’s customers, suppliers and competitors.  Employees should not take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts or any other unfair-dealing practice.

Relationships with Customers

Our business success depends upon our ability to foster lasting customer relationships.  The Company is committed to dealing with customers fairly, honestly and with integrity.  Specifically, you should keep the following guidelines in mind when dealing with customers:

•                  Information we supply to customers should be accurate and complete to the best of our knowledge.  Employees should not deliberately misrepresent information to customers.

•                  Employees should not refuse to sell, service, or maintain products the Company has produced simply because a customer is buying products from another supplier.

•                  Customer entertainment should not exceed reasonable and customary business practice.  Employees should not provide entertainment or other benefits that could be viewed as an inducement to or a reward for customer purchase decisions.  Please see “Gifts and Entertainment” below for additional guidelines in this area.

Relationships with Suppliers

The Company deals fairly and honestly with its suppliers.  This means that our relationships with suppliers are based on price, quality, service and reputation, among other factors.  Employees dealing with suppliers should carefully guard their objectivity.  Specifically, no employee should accept or solicit any material personal benefit from a supplier or potential supplier that might compromise, or appear to compromise, his or her objective assessment of the supplier’s products and prices.  Employees can give or accept promotional items of modest value or moderately scaled entertainment within the limits of responsible and customary business practice.  Please see “Gifts and Entertainment” below for additional guidelines in this area.

Relationships with Competitors

The Company is committed to free and open competition in the marketplace. Employees should avoid actions that would be contrary to laws governing competitive practices in the marketplace, including federal and state antitrust laws.  Such actions include misappropriation and/or misuse of a competitor’s confidential information or making false statements about the competitor’s business and business practices.  For a further discussion of appropriate and inappropriate business conduct with competitors, see “Compliance with Antitrust Laws” below.

PROTECTION AND USE OF COMPANY ASSETS

Employees should protect the Company’s assets and ensure their efficient use for legitimate business purposes only.  Theft, carelessness and waste have a direct impact on the Company’s profitability.  The use of Company funds or assets, whether or not for personal gain, for any unlawful or improper purpose is prohibited.

To ensure the protection and proper use of the Company’s assets, each employee should:

•                  Exercise reasonable care to prevent theft, damage or misuse of Company property.

•                  Report the actual or suspected theft, damage or misuse of Company property to a supervisor.

•                  Use the Company’s telephone system, other electronic communication services, written materials and other property primarily for business-related purposes and in conformity with the Company’s Electronic Mail Policy.

•                  Safeguard all electronic programs, data, communications and written materials from inadvertent access by others.

•                  Use Company property only for legitimate business purposes, as authorized in connection with your job responsibilities.

Employees should be aware that Company property includes all data and communications transmitted or received to or by, or contained in, the Company’s electronic or telephonic systems.  Company property also includes all written communications.  Employees and other users of this property should have no expectation of privacy with respect to these communications and data.  To the extent permitted by law, the Company has the ability, and reserves the right, to monitor all electronic and telephonic communication.  These communications may also be subject to disclosure to law enforcement or government officials.

GIFTS AND ENTERTAINMENT

The giving and receiving of gifts is a common business practice.  Appropriate business gifts and entertainment are welcome courtesies designed to build relationships and understanding among business partners.  However, gifts and entertainment should not compromise, or appear to compromise, your ability to make objective and fair business decisions.  All gifts and entertainment expenses should be properly accounted for on expense reports.  It is your responsibility to use good judgment in this area.

If you conduct business in other countries, you must be particularly careful that gifts and entertainment are not construed as bribes, kickbacks or other improper payments.  See “The Foreign Corrupt Practices Act and Other Laws Governing Our Business Internationally” for a more detailed discussion of our policies regarding giving or receiving gifts related to business transactions in other countries.

You should make every effort to refuse or return a gift that is beyond these permissible guidelines.  If it would be inappropriate to refuse a gift or you are unable to return a gift, you should promptly report the gift to your supervisor.  Your supervisor will bring the gift to the attention of the General Counsel, which may require you to donate the gift to an appropriate community organization.  If you have any questions about whether it is permissible to accept a gift or something else of value, contact your supervisor or the General Counsel for additional guidance.

Note:  Gifts and entertainment may not be offered or exchanged under any circumstances to or with any employees of the U.S., state or local governments.  If you have any questions about this policy, contact your supervisor or the General Counsel for additional guidance.

COMPANY RECORDS

Accurate and reliable records are crucial to our business.  Our records are the basis of our earnings statements, financial reports and other disclosures to the public and guide our business decision-making and strategic planning.  Company records include booking information, payroll, timecards, travel and expense reports, e-mails, accounting and financial data, measurement and performance records, electronic data files and all other records maintained in the ordinary course of our business.

All Company records must be complete, accurate and reliable in all material respects.  Undisclosed or unrecorded funds, payments or receipts are inconsistent with our business practices and are prohibited.  You are responsible for understanding and complying with our record keeping policy.  Ask your supervisor if you have any questions.

ACCURACY OF FINANCIAL REPORTS AND OTHER PUBLIC COMMUNICATIONS

As a public company we are subject to various securities laws, regulations and reporting obligations.  Both federal law and our policies require the disclosure of accurate and complete information regarding the Company’s business, financial condition and results of operations.  Inaccurate, incomplete or untimely reporting will not be tolerated and can severely damage the Company and result in legal liability.

The Company’s principal financial officers and other employees working in the Accounting Department have a special responsibility to ensure that all of our financial disclosures are full, fair, accurate, timely and understandable.  These employees must understand and strictly comply with generally accepted accounting principles and all standards, laws and regulations for accounting and financial reporting of transactions, estimates and forecasts.

COMPLIANCE WITH LAWS AND REGULATIONS

Each employee has an obligation to comply with all laws, rules and regulations applicable to the Company.  These include, without limitation, laws covering bribery and kickbacks, copyrights, trademarks and trade secrets, information privacy, insider trading, illegal political contributions, antitrust prohibitions, foreign corrupt practices, offering or receiving gratuities, environmental hazards, employment discrimination or harassment, occupational health and safety, false or misleading financial information or misuse of corporate assets.  You are expected to understand and comply with all laws, rules and regulations that apply to your job position.  If any doubt exists about whether a course of action is lawful, you should seek advice from your supervisor or the General Counsel.

POLITICAL CONTRIBUTIONS AND ACTIVITIES

The Company encourages its employees to participate in the political process as individuals and on their own time.  However, federal and state contribution and lobbying laws severely limit the contributions the Company can make to political parties or candidates.  It is Company policy that Company funds or assets not be used to make a political contribution to any political party or candidate, unless prior approval has been given by the General Counsel.

The following guidelines are intended to ensure that any political activity you pursue complies with this policy:

•                  Contribution of Funds.  You may contribute your personal funds to political parties or candidates.  The Company will not reimburse you for personal political contributions.

•                  Volunteer Activities.  You may participate in volunteer political activities during non-work time.  You may not participate in political activities during working hours.

•                  Use of Company Facilities.  The Company’s facilities may not be used for political activities (including fundraisers or other activities related to running for office).  The Company may make its facilities available for limited political functions, including speeches by government officials and political candidates, with the approval of the General Counsel.

•                  Use of Company Name.  When you participate in political affairs, you should be careful to make it clear that your views and actions are your own, and not made on behalf of the Company.  For instance, Company letterhead should not be used to send out personal letters in connection with political activities.

These guidelines are intended to ensure that any political activity you pursue is done voluntarily and on your own resources and time.  Please contact the General Counsel if you have any questions about this policy.

COMPLIANCE WITH ANTITRUST LAWS

Antitrust laws of the U.S. and other countries are designed to protect consumers and competitors against unfair business practices and to promote and preserve competition.  Our policy is to compete vigorously and ethically while complying with all antitrust, monopoly, competition or cartel laws in all countries, states or localities in which the Company conducts business.

Actions that Violate U.S. Antitrust Laws

In general, U.S. antitrust laws forbid agreements or actions “in restraint of trade.”  All employees should be familiar with the general principles of the U.S. antitrust laws.  The following is a summary of actions that are violations of U.S. antitrust laws:

•                  Price Fixing.  The Company may not agree with its competitors to raise, lower or stabilize prices or any element of price, including discounts and credit terms.

•                  Limitation of Supply.  The Company may not agree with its competitors to limit its production or restrict the supply of its services.

•                  Allocation of Business.  The Company may not agree with its competitors to divide or allocate markets, territories or customers.

•                  Boycott.  The Company may not agree with its competitors to refuse to sell or purchase products from third parties.  In addition, the Company may not prevent a customer from purchasing or using non-Company products or services.

•                  Tying.  The Company may not require a customer to purchase a product that it does not want as a condition to the sale of a different product that the customer does wish to purchase.

Meetings with Competitors

Employees should exercise caution in meetings with competitors.  Any meeting with a competitor may give rise to the appearance of impropriety.  If you meet with a competitor, you should try to meet in a closely monitored, controlled environment for a limited period of time.  The contents of your meeting should be fully documented.  Specifically, you should avoid any communications with a competitor regarding:

•                  Prices;

•                  Costs;

•                  Market share;

•                  Allocation of sales territories;

•                  Profits and profit margins;

•                  Supplier’s terms and conditions;

•                  Product or service offerings;

•                  Terms and conditions of sale;

•                  Production facilities or capabilities;

•                  Bids for a particular contract or program;

•                  Selection, retention or quality of customers; or

•                  Distribution methods or channels.

Professional Organizations and Trade Associations

Employees should be cautious when attending meetings of professional organizations and trade associations at which competitors are present.  Attending meetings of professional organizations and trade associations is both legal and proper, if such meetings have a legitimate business purpose.  At such meetings, you should not discuss pricing policy or other competitive terms, plans for new or expanded facilities or any other proprietary, competitively sensitive information.  You are required to notify the General Counsel prior to attending any meeting of a professional organization or trade association.

Seeking Help

Violations of antitrust laws carry severe consequences and may expose the Company and employees to substantial civil damages, criminal fines and, in the case of individuals, prison terms.  Whenever any doubt exists as to the legality of a particular action or arrangement, it is your responsibility to contact the General Counsel promptly for assistance, approval and review.

COMPLIANCE WITH INSIDER TRADING LAWS

Company employees are prohibited from trading in the stock or other securities of FTD while in possession of material, nonpublic information about FTD.  In addition, Company employees are prohibited from recommending, “tipping” or suggesting that anyone else buy or sell stock or other securities of FTD on the basis of material, nonpublic information.  Company employees who obtain material nonpublic information about another company in the course of their employment are prohibited from trading in the stock or securities of the other company while in possession of such information or “tipping” others to trade on the basis of such information.  Violation of insider trading laws can result in severe fines and criminal penalties, as well as disciplinary action by the Company, up to and including termination of employment.

Information is “non-public” if it has not been made generally available to the public by means of a press release or other means of widespread distribution.  Information is “material” if a reasonable investor would consider it important in a decision to buy, hold or sell stock or other securities.  As a rule of thumb, any information that would affect the value of stock or other securities should be considered material.  Examples of information that is generally considered “material” include:

•                  Financial results or forecasts, or any information that indicates a company’s financial results may exceed or fall short of forecasts or expectations;

•                  Important new products or services;

•                  Pending or contemplated acquisitions or dispositions, including mergers, tender offers or joint venture proposals;

•                  Possible management changes or changes of control;

•                  Pending or contemplated public or private sales of debt or equity securities;

•                  Acquisition or loss of a significant customer or contract;

•                  Significant write-offs;

•                  Initiation or settlement of significant litigation; and

•                  Changes in the Company’s auditors or a notification from its auditors that the Company may no longer rely on the auditor’s report.

The laws against insider trading are specific and complex.  Any questions about information you may possess or about any dealings you have had in the Company’s securities should be promptly brought to the attention of the General Counsel.

PUBLIC COMMUNICATIONS AND REGULATION FD

Public Communications Generally

The Company places a high value on its credibility and reputation in the community.  What is written or said about the Company in the news media and investment community directly impacts our reputation, positively or negatively.  Our policy is to provide timely, accurate and complete information in response to public requests (media, analysts, etc.), consistent with our obligations to maintain the confidentiality of competitive and proprietary information and to prevent selective disclosure of market-sensitive financial data.  To ensure compliance with this policy, all news media or other public requests for information regarding the Company should be directed to the Company’s Investor Relations Department.  The Investor Relations Department will work with you and the appropriate personnel to evaluate and coordinate a response to the request.

Compliance with Regulation FD

In connection with its public communications, the Company is required to comply with a rule under the federal securities laws referred to as Regulation FD (which stands for “fair disclosure”).  Regulation FD provides that, when we disclose material, non-public information about the Company to securities market professionals or stockholders (where it is reasonably foreseeable that the stockholders will trade on the information), we must also disclose the information to the public.  “Securities market professionals” generally include analysts, institutional investors and other investment advisors.

To ensure compliance with Regulation FD, we have designated the following officials as “Company Spokespersons:”

•                  Our Chief Executive Officer

•                  Our Chief Financial Officer

•                  A designee of our Chief Executive Officer.

Only Company Spokespersons are authorized to disclose information about the Company in response to requests from securities market professionals or stockholders.  If you receive a request for information from any securities market professionals or stockholders, promptly contact the Investor Relations Department to coordinate a response to such request.

Company employees who regularly interact with securities market professionals are specifically covered by Regulation FD and have a special responsibility to understand and comply with Regulation FD.  Contact the General Counsel if you have any questions about the scope or application of Regulation FD.

THE FOREIGN CORRUPT PRACTICES ACT AND OTHER LAWS GOVERNING OUR BUSINESS INTERNATIONALLY

Foreign Corrupt Practices Act

The Foreign Corrupt Practices Act (the “FCPA”) prohibits the Company and its employees and agents from offering or giving money or any other item of value to win or retain business or to influence any act or decision of any governmental official, political party, candidate for political office or official of a public international organization.  Stated more concisely, the FCPA prohibits the payment of bribes, kickbacks or other inducements to foreign officials.  This prohibition also extends to payments to a sales representative or agent if there is reason to believe that the payment will be used indirectly for a prohibited payment to foreign officials.  Violation of the FCPA is a crime that can result in severe fines and criminal penalties, as well as disciplinary action by the Company, up to and including termination of employment.

Certain small facilitation or “grease” payments to foreign officials may be permissible under the FCPA if customary in the country or locality and intended to secure routine governmental action.  Governmental action is “routine” if it is ordinarily and commonly performed by a foreign official and does not involve the exercise of discretion.  For instance, “routine” functions would include setting up a telephone line or expediting a shipment through customs.  To ensure legal compliance, all facilitation payments must receive prior written approval from the General Counsel and must be clearly and accurately reported as a business expense.

Other Laws Governing our Business

Be aware that the Company’s business is subject to various U.S. and international trade control regulations, including licensing, shipping documentation, import documentation and reporting and record retention requirements.  Employees with significant responsibilities in our international business units have an additional responsibility to understand and comply with such applicable laws.  These employees are expected to have a working knowledge of the laws and regulations applicable to their job positions.  Questions and requests for assistance should be directed to the General Counsel.

The Company is also subject to U.S. anti-boycott laws and regulations, which prevent U.S. companies and certain of their subsidiaries from taking action in support of a boycott imposed by a foreign country upon a nation that is friendly with the United

States.  Boycott laws often change and must be closely monitored.  To ensure compliance, any boycott issue must be referred to the General Counsel.

CONCLUSION

This Code of Business Conduct and Ethics contains general guidelines for conducting the business of the Company consistent with the highest standards of business ethics.  If you have any questions about these guidelines, please contact your supervisor or the General Counsel or the Telephone Hotline at 1-866-488-9494.  We expect all Company employees, to adhere to these standards.

The sections of this Code of Business Conduct and Ethics titled “Introduction,” “Conflicts of Interest,” “Company Records,” “Accuracy of Financial Reports and Other Public Communications” and “Compliance with Laws and Regulations,” as applied to the Company’s principal financial officers, shall be our “code of ethics” within the meaning of Section 406 of the Sarbanes-Oxley Act of 2002 and the rules promulgated thereunder.

This Code and the matters contained herein are neither a contract of employment nor a guarantee of continuing Company policy.  We reserve the right to amend, supplement or discontinue this Code and the matters addressed herein, without prior notice, at any time.